UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
February 7, 2011

GENERAL MARITIME CORPORATION
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

REPUBLIC OF THE MARSHALL ISLANDS
(STATE OR OTHER JURISDICTION OF INCORPORATION)

001-34228	66-071-6485
(COMMISSION FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

299 Park Avenue
New York, New York 10171
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(212) 763-5600
(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

Not Applicable
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On February 7, 2011, the General Maritime Corporation (the “Company”) completed the previously announced disposition of the last of three product tankers, the 2005-built Stena Concept, to affiliates of Northern Shipping Fund Management Bermuda, Ltd., generating net proceeds of $21.0 million.  The Company received total net proceeds of $61.7 million from the sale and leaseback of all three product tankers, the Stena Concept, the Stena Contest and the Genmar Concord, a portion of which was used to repay the Company’s $22.8 million bridge loan, plus $0.1 million in fees and accrued and unpaid interest, on February 8, 2011. As a result of the repayment of the bridge loan, the Genmar Vision, a 2001-built VLCC, was released from its mortgage.

In connection with the sale of the Stena Concept, the vessel has been leased back to a subsidiary of the Company under a bareboat charter entered into with the purchasers for a period of seven years at a rate of $6,500 per day for the first two years of the charter period and $10,000 per day for the remainder of the charter period. The Stena Concept will continue to be employed on a time charter as previously disclosed by the Company at an adjusted rate of $15,000 per day until July 4, 2011. The obligations of the subsidiary are guaranteed by the Company.  As part of these agreements, the subsidiaries to which each of the Stena Concept, Stena Contest and Genmar Concord were leased back to will have options to repurchase the three product tankers for $24 million per vessel at the end of year two of the charter period, $21 million per vessel at the end of year three of the charter period, $19.5 million per vessel at the end of year four of the charter period, $18 million per vessel at the end of year five of the charter period, $16.5 million per vessel at the end of year six of the charter period, and $15 million per vessel at the end of year seven of the charter period.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 2.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL MARITIME CORPORATION
(Registrant)

By:	/s/ Jeffrey D. Pribor
Name:	Jeffrey D. Pribor
Title:	Executive Vice President,
Chief Financial Officer

Date:  February 10, 2011